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Exhibit 99.1

PRESS RELEASE

SUNHAWK.COM CORPORATION TO SPIN OFF DIGITAL SHEET MUSIC DIVISION TO ITS CEO; SIGNS LETTER OF INTENT TO ACQUIRE A.N.N. AUTOMATION, INC.

Spin-Off Expected to Curb Losses; Acquisition Brings New Management, Enhanced Financial Foundation and Wider Reach in Digital Asset Management Marketplace for Sunhawk.com

    SEATTLE (February 14, 2001)—Sunhawk.com Corporation (Nasdaq: SNHK) ("Sunhawk"), an Internet digital asset management and digital publishing company, today announced that Marlin J. Eller, chief executive officer, has agreed to acquire the assets of the company's digital sheet music business. The sale is subject to shareholder approval and other conditions. Upon the closing of the transaction, Eller will resign his position as an officer of Sunhawk. Pending the closing, the digital sheet music business will be run pursuant to an operating agreement between Sunhawk and a new company formed by Eller.

    Sunhawk also announced that it has signed a non-binding letter of intent with A.N.N. Automation, Inc. ("A.N.N."), a privately-held, Southern California based company that produces and deploys digital video asset and resource management systems, currently for the news broadcast industry. The proposed transaction calls for Sunhawk to acquire all the outstanding stock of A.N.N. in exchange for 36% of Sunhawk's outstanding stock on a post-transaction basis, and up to an additional 10% of Sunhawk's stock if certain revenue targets are met. The transaction is subject to the completion of the sale of Sunhawk's digital sheet music business to Eller and a definitive acquisition agreement, as well as board and shareholder approval. Upon closing of the transaction, it is intended that the executive team of A.N.N. currently composed of David Griffith (Chairman / CEO), Mathew Wheeler (CFO), Mark Gibbs (CTO) and Gail Jordan (Executive VP Sales and Marketing), will assume leadership of the newly merged company. It is further intended that upon closing, Sunhawk will be renamed and operations will be based in Los Angeles, California and, as is currently the case, London, England.

    Commenting on Eller's decision to acquire the digital sheet music business and leave the company, David Powell, President of Sunhawk's Copyright Control Services subsidiary, said, "Marlin led the effort to create Sunhawk in 1992, played the leading role in our initial public offering, and built the foundation for the company's endeavors in digital rights and asset management and digital publishing. His talent, experience, and enthusiasm are respected by everyone in the company. We appreciate the leadership Marlin provided during our company's early years and wish him well in his future endeavors."

    Powell added, "This spin-off transaction benefits both Sunhawk and the digital sheet music division of the company that Eller is purchasing, and the immediate beneficiaries are our shareholders. Sunhawk will now have access to more resources with which to focus the company's efforts on broader areas and larger customer markets of Digital Asset Management."

    Addressing the opportunities available to a merged Sunhawk / A.N.N. company, David Griffith said, "The contemplated merger appears to be a textbook strategy for enhancing shareholder value in the short term. After spinning off the sheet music business and its attendant costs, our combined company will have complementary international current and target customers, synergistic technologies and a great historical platform to be a major player in Digital Asset Management solutions. Working capital is expected to be utilized for quick 'build-out' of our merged businesses rather than for 'fixing' or 'initial building'. As a result, we are very enthused about the near-term prospects of this initiative."

    Separately, Sunhawk announced that Paul Bandrowski has resigned as a director of the company.

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ABOUT SUNHAWK

    Based in Seattle, Washington, Sunhawk is an Internet-based digital asset management and digital publishing company. Sunhawk provides digital asset management technology, content preparation, content enhancement and a digital distribution infrastructure for the secure delivery of proprietary digital products via the Internet. On November 2, 2000 Sunhawk completed its acquisition of Copyright Control Services, Inc. ("CCS"). Founded in the UK in 1998, CCS provides digital asset management and intellectual property infringement notification services—with particular focus on the Internet—on an industry-by-industry basis. On behalf of its customers, CCS' services have led to the shutting down of over 5,000 illegal Internet sites and removed from Internet distribution over 500,000 pieces of illegal software. CCS was recently featured in the international media when hired by the International Olympic Committee and NBC to protect Web based broadcasts of the 2000 Sydney Games. Find more information about Sunhawk.com at http://www.sunhawk.com. For more information about Copyright Control Services, call 011-44-20-8977-1001 or visit www.copyrightcontrol.com.

ABOUT A.N.N.

    Based in Agoura Hills in the Greater Los Angeles, California area, A.N.N. provides broadcasters the ability to dynamically manage digital video production as well as support metadata collections and query through its proprietary Stardrive™ suite of products. This solution enables secure distribution of video to be simultaneously transferred and edited with on-the-fly conversion from analog formats to digital formats. Until its recent purchase by and subsequent management-led buy out from its European parent, A.N.N Systems ASA, A.N.N. has been, since 1982, dedicated to the development of newsroom computer systems and asset management systems. A.N.N. currently has over 60 international customers, including TimeWarner and CBS, and is profitable. CEO David Griffith was formerly CEO of Tandberg Data, Inc. and has held various leadership positions with Siemens, IBIS Systems and Unisys. CTO Mark Gibbs was a founder of NetRatings (Nasdaq: "NTRT"), was co-founder of Novell U.K and served in senior positions at several other high-profile technology companies.

    Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks or uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the company's ability to achieve and manage growth; the company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the company's ability to attract and retain qualified personnel; the company's ability to develop new services; and other factors discussed in Sunhawk.com's filings with the Securities and Exchange Commission.

Contact: John Pilcher, Acting Chief Operating Officer (206-728-6063)

SOURCE: Sunhawk.com Corporation

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